UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
Specialized Disclosure Report
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ALLEGION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland	001-35971	98-1108930
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

Block D Iveagh Court Harcourt Road Dublin 2, Ireland		D02 VH94
(Address of principle executive offices)		(Zip code)

Eric Gunning Deputy General Counsel and Company Secretary (317) 810-3700
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2022.

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure
The Conflict Minerals Report of Allegion Public Limited Company (the "Company") for the calendar year ended December 31, 2022 is filed as Exhibit 1.01 to this specialized disclosure report on Form SD. The Conflict Minerals Report is publicly available at https://www.allegion.com/corp/en/about/csr/sustainability-and-safety/conflict-minerals.html. Information on the Company's website is not incorporated by reference into this Form SD.

Item 1.02 Exhibit
The Company's Conflict Minerals Report for the calendar year ended December 31, 2022 is filed as Exhibit 1.01 to this Form SD and is incorporated herein by reference.

Item 2.01 Exhibits

Exhibit	Description
1.01	Conflict Minerals Report for the Year Ended December 31, 2022

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ALLEGION PUBLIC LIMITED COMPANY
(Registrant)

/s/ Eric Gunning	May 25, 2023
Eric Gunning Deputy General Counsel & Company Secretary	(Date)